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                                   EXHIBIT 22


                               SPARTON CORPORATION


The Registrant, Sparton Corporation, an Ohio Corporation, had the following subsidiaries at June 30, 1999:
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

                                                                       Incorporated
                    Name                                                    In
                   ------                                              ------------
         Domestic:
             Continuing Operations
                  Sparton Electronics Florida, Inc.                    Florida
                  Sparton Technology, Inc.                             New Mexico


             Discontinued Operations
                  Sparton Engineered Products, Inc.-Flora Group        Illinois


         Foreign (both continuing operations):

                  Sparton of Canada, Limited                           Ontario, Canada
                  Sparton Electronics International Sales, Ltd.        Barbados
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